Mr. Eugene Stark
7 Linderberry Court
Martinsville, NJ 08836


Dear Gene:

This letter confirms the terms of your employment with Prospect Administration, LLC ("PA"), the administrator of Prospect Energy Corporation ("PSEC"). Although you will be employed by PA, your engagement will be as Chief Financial Officer of PSEC.

Your primary responsibility will be to fulfill all responsibilities of the Chief Financial Officer of PSEC.

You will be compensated at a rate so as to be entitled to an annual salary of $150,000, payable in 12 monthly installments in arrears. Your initial target bonus will be $150,000 for any full calendar year (pro rated for the portion of the current calendar year remaining), depending on your and PSEC's performance, paid at the end of such calendar year or as soon thereafter as practicable. The full target bonus will be paid unless the Board of Directors of PSEC directs a lesser amount pursuant to a resolution stating the reasons therefor. Your full time start date will be on January 3, 2004.

In addition, Prospect Capital Management, LLC ("PCM"), the investment adviser of PSEC, allocates up to half (50%) of the incentive carry received under the investment advisory agreement between PSEC and PCM to the professionals originating, closing, monitoring and exiting the transactions earning that incentive carry (the "Professional Share"), and you will receive from PCM 1/20 (5%) of that Professional Share (1/40 or 2.5% of the entire incentive carry) as and when paid during your tenure with PSEC. You hereby agree and acknowledge that your employment under the terms of this letter does not include being a member of the investment committee of PCM and your participation in the Professional Share as described above shall not entitle you to any such position.

You understand that any increase in the amount of your bonus, and incentive carry payments in excess of the minimum stated above, if any, will be subject to the sole discretion of the Board of Directors of PSEC (in the case of the bonus) and PSEC and PCM (in the case of the incentive carry), which discretion shall be subject to no

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standard of reasonableness or review, and shall give rise to no claim in any judicial, regulatory or arbitration body.

You will receive the same health benefit package I receive (the waiting period is 30 days).

This agreement may be terminated at any time by either party provided that, if you are terminated not for cause, you shall be paid $300,000. Cause shall be defined as (i) willful failure to discharge the responsibilities of the Chief Financial Officer, (ii) commission of a felony involving dishonesty or (iii) a finding by the Board of Directors of PSEC that you have committed a wrongful act materially adverse to PSEC. In addition to other common law duties imposed on an officer or employee, you agree not to aid any competitor to the potential detriment of PSEC, PA, PCM or their affiliates during the term of your employment with PA or your position as Chief Financial Officer of PSEC and for six months thereafter.

You agree to respect the confidentiality of all confidential or proprietary information you obtain as a result of your employment by PA or your position with PSEC or its affiliates. You agree not to use any such confidential or proprietary information to compete with or otherwise harm PSEC, PA, PCM or any of their affiliates. You agree to keep this agreement confidential, except as required by law. This confidentiality provision shall survive for two years following the term of this agreement.

This agreement shall be governed by the laws of the State of New York for contracts made and to be enforced therein. We agree that we shall resolve any dispute through binding arbitration in New York City according to the rules of the American Arbitration Association.

This agreement is our entire agreement, superseding all other agreements, and this agreement cannot be amended except in writing by the party charged.

You acknowledge that allocations of credit to team members for closed transactions and for bonus purposes is not amenable to any simple or precise formula but must be entrusted to the discretion of PSEC and PCM; accordingly, wherever this agreement refers to such allocations or to the discretion of PSEC and PCM, such discretion is subject to no standard of reasonableness, shall be unreviewable by any judicial, arbitration or regulatory body and shall not give rise to any claim in arbitration or the courts.

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Gene, you have an important role and we look forward to you stepping aboard as soon as possible.

Very truly yours,


Prospect Energy Corporation

By:  ____________________
      Name:  John Barry
      Title: Chief Executive Officer


Prospect Administration, LLC

By:  ____________________
      Name:  John Barry
      Title:

Prospect Capital Management, LLC
(solely for purposes of the portion of this letter relating to the participation in its carried interest)

By: _____________________
      Name:  John Barry
      Title:



Accepted and Agreed to:



_________________________
Eugene Stark


_________________________
Date